EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed by The Peoples Holding Company (the “Company”) pertaining to certain options first issued under the Stock Option Plan for Renasant Bancshares, Inc. (“Renasant”), which were assumed by the Company as a condition of and in connection with the merger of Renasant with and into the Company, of our report dated February 12, 2004, except for Note T, as to which the date is February 17, 2004, with respect to the consolidated financial statements of The Peoples Holding Company included in its Annual Report (Form 10-K) for the year ended December 31 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

August 3, 2004